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                                                                       EXHIBIT 5

                                December 19, 1997

Red Roof Inns, Inc.
4355 Davidson Road
Hilliard, Ohio  43026

           Re: Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan

Ladies and Gentlemen:

                  We have acted as counsel for Red Roof Inns, Inc., a Delaware corporation (the "Company"), in connection with the registration of the deferred compensation payment obligations ("Deferred Compensation Obligations") arising under the Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan (the "Plan").

                  We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. Based on such examination and on the assumptions, qualifications and limitations set forth below, we are of the opinion that:

                  1. The Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equity principals.

                  2. The provisions of the written documents of the Plan comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  Our opinion expressed in paragraph 2 applies only as to the form of the written documents of the Plan. Accordingly, but without limitation of the preceding sentence, we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees, which is a factual issue depending upon the facts and circumstances in existence from time to time.

                  In rendering the foregoing opinions, we have relied as to certain factual matters upon information provided by officers of the Company and public officials, and we have not independently checked or verified the accuracy of such information. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company with respect to the Deferred Compensation Obligations.

                                Very truly yours,


                                Jones, Day, Reavis & Pogue